Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Executive Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 20, 2018 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the third quarter ended November 3, 2018 of $.91, versus $.72 for the 13 weeks ended October 28, 2017. Net earnings grew to $338 million, up from $274 million in the prior year. Third quarter sales rose 7% to $3.5 billion, with comparable store sales up 3% over the 13 weeks ended November 4, 2017. This compares to last year’s same store sales gain of 4% for the 13 weeks ended October 28, 2017.

For the nine months ended November 3, 2018, earnings per share were $3.06, up from $2.36 last year. Net earnings were $1.1 billion, compared to $912 million in the prior year. Sales year-to-date rose 8% to $10.9 billion, with comparable store sales up 3% over the 39 weeks ended November 4, 2017. This is on top of a same store sales gain of 4% for the nine months ended October 28, 2017. Both the third quarter and year-to-date earnings results include the benefit of tax reform.

Barbara Rentler, Chief Executive Officer, commented, “Both sales and earnings for the quarter were ahead of our forecast, despite being up against very strong multi-year comparisons. Though above plan, operating margin of 12.4% was down from last year as higher merchandise margin was more than offset by increases in freight costs and this year’s wage investments.”

Ms. Rentler continued, “During the third quarter and first nine months of fiscal 2018, we repurchased 2.9 million and 9.4 million shares of common stock, respectively, for an aggregate price of $278 million in the quarter and $807 million year-to-date. We remain on track to buy back a total of $1.075 billion in common stock during fiscal 2018.”

Looking ahead, Ms. Rentler said, “As we enter this year’s holiday season, not only are we up against our toughest sales comparisons from 2017, but we are also expecting another fiercely competitive retail environment. As a result, while we hope to do better, we continue to project fourth quarter comparable store sales gains of 1% to 2% versus a strong 5% increase last year. We are now forecasting our earnings per share for the 13 weeks ending February 2, 2019 to be in the range of $1.09 to $1.14, which includes a one-time, non-cash benefit of approximately $.07 per share related to the favorable resolution of a tax matter. This updated guidance compares to earnings per share for the 14 weeks ended February 3, 2018 of $1.19, which included a per share benefit of $.14 from a one-time revaluation of deferred taxes and $.10 from the 53rd week.”

Ms. Rentler continued, “Based on our year-to-date results and our updated fourth quarter guidance, we are now planning earnings per share for fiscal 2018 to be in the range of $4.15 to $4.20.”

The Company will host a conference call on Tuesday, November 20, 2018, at 12:00 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #8886637 until 8:00 p.m. Eastern time on November 27, 2018, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth opportunity, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2017, and Form 10-Qs and Form 8-Ks for fiscal 2018. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2017 revenues of $14.1 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,483 locations in 38 states, the District of Columbia and Guam as of November 3, 2018. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 237 dd’s DISCOUNTS® in 18 states as of November 3, 2018 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017

Sales	$3,549,608	$3,328,894	$10,876,153	$10,066,926

Costs and Expenses
Cost of goods sold	2,547,331	2,369,148	7,736,533	7,120,056
Selling, general and administrative	561,577	517,297	1,640,581	1,490,392
Interest (income) expense, net	(2,953)	1,780	(4,849)	7,290
Total costs and expenses	3,105,955	2,888,225	9,372,265	8,617,738

Earnings before taxes	443,653	440,669	1,503,888	1,449,188
Provision for taxes on earnings	105,545	166,220	358,124	537,182
Net earnings	$338,108	$274,449	$1,145,764	$912,006

Earnings per share
Basic	$0.92	$0.72	$3.09	$2.38
Diluted	$0.91	$0.72	$3.06	$2.36

Weighted average shares outstanding (000)
Basic	368,102	379,432	370,977	382,959
Diluted	371,061	382,132	373,936	385,823

Stores open at end of period	1,720	1,627	1,720	1,627

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	November 3, 2018	October 28, 2017
Assets

Current Assets
Cash and cash equivalents	$1,349,196	$1,144,169
Short-term investments	—	518
Accounts receivable	117,825	103,071
Merchandise inventory	1,979,080	1,840,225
Prepaid expenses and other	177,206	147,962
Total current assets	3,623,307	3,235,945

Property and equipment, net	2,418,226	2,348,186
Long-term investments	475	715
Other long-term assets	193,759	182,132
Total assets	$6,235,767	$5,766,978

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,394,029	$1,289,620
Accrued expenses and other	455,743	445,728
Accrued payroll and benefits	317,525	320,894
Current portion of long-term debt	84,997	—
Total current liabilities	2,252,294	2,056,242

Long-term debt	312,328	396,848
Other long-term liabilities	371,844	325,587
Deferred income taxes	112,138	129,782

Commitments and contingencies

Stockholders’ Equity	3,187,163	2,858,519
Total liabilities and stockholders’ equity	$6,235,767	$5,766,978

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	November 3, 2018	October 28, 2017 [1]

Cash Flows From Operating Activities
Net earnings	$1,145,764	$912,006
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	246,151	227,255
Stock-based compensation	71,361	64,937
Deferred income taxes	19,607	9,074
Change in assets and liabilities:
Merchandise inventory	(337,345)	(327,339)
Other current assets	(76,489)	(62,610)
Accounts payable	328,062	271,526
Other current liabilities	35,758	51,567
Other long-term, net	17,203	19,270
Net cash provided by operating activities	1,450,072	1,165,686

Cash Flows From Investing Activities
Additions to property and equipment	(293,366)	(266,863)
Proceeds from investments	739	—
Net cash used in investing activities	(292,627)	(266,863)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	14,915	13,668
Treasury stock purchased	(53,680)	(45,440)
Repurchase of common stock	(806,500)	(648,835)
Dividends paid	(253,863)	(186,459)
Net cash used in financing activities	(1,099,128)	(867,066)

Net increase in cash, cash equivalents, and restricted cash and cash equivalents	58,317	31,757

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period[1]	1,353,272	1,176,180
End of period	$1,411,589	$1,207,937

Reconciliations:
Cash and cash equivalents	$1,349,196	$1,144,169
Restricted cash and cash equivalents included in prepaid expenses and other	8,933	12,776
Restricted cash and cash equivalents included in other long-term assets	53,460	50,992
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,411,589	$1,207,937

Supplemental Cash Flow Disclosures
Interest paid	$13,271	$13,271
Income taxes paid	$343,848	$552,720

1 As the result of the adoption of ASU 2016-18, Statement of Cash Flow (Topic 230): Restricted Cash, the prior year amounts were retrospectively adjusted to include restricted cash and cash equivalents.